SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                     Securities Exchange Act of 1934



Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]
Check the appropriate box:

[ X   ]	Preliminary Proxy Statement
[     ]	Confidential, for Use of the Commission Only (as permitted by
            Rule 14a-6(e)(2))
[     ]	Definitive Proxy Statement
[     ]	Definitive Additional Materials
[     ]	Soliciting Material Pursuant to Section 240.14a-11(c) or
       Section 240.14a-12

Dynamic Healthcare Technologies, Inc.
 (Name of Registrant as Specified In Its Charter)
__________________________________________________________________________
 (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[  X ]  No fee required.
[    ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
        and 0-11
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            applies:


        (2) Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        (4) Proposed maximum aggregate value of transaction:

        (5) Total fee paid:

[     ] Fee paid previously with preliminary materials.
[     ] Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1) Amount Previously Paid:

        (2) Form, Schedule or Registration Statement No:

        (3) Filing Party:

        (4) Date Filed:





                                          1





                        DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



To the Shareholders of DYNAMIC HEALTHCARE TECHNOLOGIES, INC.:

     	The Annual Meeting of the Shareholders of DYNAMIC HEALTHCARE TECHNOLOGIES, INC., a Florida corporation, (the "Company") will be held at the Hilton Garden
Inn at 705 Currency Circle, Lake Mary, FL 32746 on June 8, 2000, at 1:30 p.m. Eastern Standard Time, for the following purposes:

     1. To elect five (5) persons as directors for a term of one year. The slate proposed by the Board of Directors is set forth in the accompanying Proxy Statement.
     2. To vote on the proposal of the Board of Directors that BDO Seidman, LLP, independent public accountants, be engaged as auditors for the Company for the fiscal year ending December 31, 2000.
     3. To vote on the proposal of the Board of Directors to amend the terms of the 1993 Incentive Stock Option Plan, creating a new 2000 Incentive Stock Option Plan and increasing the shares issuable pursuant to the new plan by 1,000,000 shares.
     4. To vote on the proposal of the Board of Directors to increase the authorized common shares available to fulfill the employer matching contribution to the employee 401K plan by 200,000 shares.
     5.  To consider and transact any other business which may properly come
         before the meeting or any adjournment 	thereof.

     	The Board of Directors has designated April 25, 2000, as the record date for the determination of shareholders entitled to notice of and to vote at such meeting or any adjournment thereof. Only shareholders of record at the close of business on April 25, 2000, will be entitled to notice of and to vote at the meeting.

     	You are cordially invited to attend the meeting. Whether or not you plan to attend, please mark, sign, date and mail the enclosed proxy, which requires no postage if mailed in the United States.

     	Your attention is called to the accompanying Proxy Statement.


                                     By Order of the Board of Directors



                                     Paul S. Glover
                                     Vice President Finance,
                                       Chief Financial Officer and
                                       Secretary
                                     Dynamic Healthcare Technologies, Inc.
                                     615 Crescent Executive Court, Fifth Floor
                                     Lake Mary, FL  32746



                                         2






                       DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

                                PROXY STATEMENT

                    ANNUAL MEETING OF SHAREHOLDERS JUNE 8, 2000

     This Proxy Statement is furnished to shareholders of DYNAMIC HEALTHCARE TECHNOLOGIES, INC., a Florida corporation, (the "Company") in connection with the solicitation on behalf of the Board of Directors of proxies for use at the Annual Meeting of Shareholders to be held on June 8 2000, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

     The address of the principal executive office of the Company is 615 Crescent Executive Court, Fifth Floor Lake Mary, FL 32746. This Proxy Statement and form of Proxy were mailed to shareholders of the Company on approximately May __, 2000.

                     SOLICITATION AND REVOCATION OF PROXIES

     The costs and expenses of solicitation of proxies will be paid by the Company. In addition to the use of mails, proxies may be solicited by directors, officers and regular employees of the Company personally or by facsimile machine, telegraph or telephone.

     Proxies in the form enclosed are solicited on behalf of the Board of Directors. Any shareholder given a proxy in such form may revoke it any time before it is voted at the meeting, by executing a subsequent proxy or by notice to the Secretary of the Company at the Company's principal address as set forth above. Such proxies, if received in time for voting and not revoked, will be voted at the annual meeting in accordance with the specifications indicated thereon. If no instructions are indicated, proxies will be voted (i) "FOR" the election of the five (5) persons named herein as nominees for election to the Board of Directors; and (ii) at the discretion of the proxy holders of record for any other matter that may properly come before the meeting or any adjournment thereof. The Board of Directors is not aware that any matter other than those described in the Notice of Annual Meeting of Shareholders to which this Proxy Statement is appended will be presented for action at the meeting.

                             VOTING RIGHTS AND PROCEDURE

     Only shareholders of record at the close of business on April 25, 2000 ("Entitled Shareholders"), are entitled to execute proxies or to vote at the annual meeting. As of March 31, 2000, there were 18,880,508 shares of the Company's common stock, par value $.01 per share (the "Common Stock") outstanding. Each holder of Common Stock is entitled to one vote for each share held with respect to the matters mentioned in the foregoing Notice of Annual Meeting of Shareholders and any other matters that may properly come before the meeting, other than the election of directors, in which shareholders may cumulate their votes, (see "Election of Board of Directors"). A majority of the outstanding shares are required to constitute a quorum at the meeting. Abstentions and broker non-votes are counted as shares eligible to vote at the Annual Meeting of Shareholders in determining whether quorum is present, but do not represent votes cast with respect to any proposal.

                  PROPOSAL NUMBER ONE (1) - ELECTION OF BOARD OF DIRECTORS

     Five (5) Directors are to be elected at the annual meeting to serve until the 2001 annual meeting of shareholders and until their successors are elected and qualified. The Board of Directors has no reason to believe that any of the nominees will be unable to serve as a director. If, prior to the meeting, any nominee ceases to be a candidate for election because the nominee is unable to serve, or for good cause will not serve, it is the intention of the individuals named as proxies to vote for the election of such person or persons as the Board of Directors may, in its discretion, recommend.

     Shareholders have cumulative voting rights in connection with the election of directors. Each entitled Shareholder may cast a number of votes equal to the number of shares of Common Stock owned multiplied by the number of directors to be elected five (5). Those votes may be distributed among all the nominees equally, or divided among any number of the nominees in such proportion as the shareholder may desire. The five (5) nominees who receive the greatest number of votes will be elected.





                                         3




     Unless authority is withheld in the proxy, the persons named in the enclosed form of proxy will cast the votes of the proxied shares to elect the six nominees hereinafter named. These shares may be voted cumulatively so that one or more of the nominees may receive fewer votes than the other nominees (or no votes at all), if such action is considered necessary or desirable by the proxy holders. The Board of Directors recommends a vote "FOR" election of the nominees listed below.


                      NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

Nominee and                             Director
Principal Occupation            Age      Since       Other Directorships Held

Jerry L. Carson                 59        1993       None
  Executive Vice President and
  Chief Financial Officer
  Evans Enterprises

Mitchel J. Laskey, C.P.A.       50        1994       Alliance Bankshares, Inc.,
  President and Chief Executive Officer              a bank holding company,
  Dynamic Healthcare Technologies, Inc.              Optio Software, Inc.
                                                     (Nasdaq:  OPTO)

Thomas J. Martinson             50        1986       None
  President
  Martinson & Company, Ltd.

Bret Maxwell                    41        1996       Shopnow.com (Nasdaq:  SPNW)
  Co-Chief Executive Officer
  First Analysis Corporation

Daniel Raynor                   40        1996        NuCo2, Inc. (Nasdaq: NUCO)
  Managing Partner                                    and COMFORCE Corporation
  The Argentum Group                                  (Nasdaq:  CFS)


     Jerry L. Carson has been Chairman of the Board of Directors since 1999, and Director of the Company since January 1993. Mr. Carson has been Executive Vice President and Chief Financial Officer of Evans Enterprises, a property management and real estate development firm in Bedford, New Hampshire, since 1990. Mr. Carson was Executive Vice President and Chief Financial Officer of Playboy Enterprises, Inc. from 1988 to 1990 and held the positions of Vice President of Corporate Development and Treasurer of Baxter International from 1980 to 1986.

     Mitchel J. Laskey has been Chief Executive Officer since May 1996, President, Chief Operating Officer and Treasurer since August 1994 and a
Director since December 1994.   From 1992 to 1994, Mr. Laskey was Chairman and
Chief Executive Officer of Dynamic Technical Resources, Inc., which was acquired by the Company in August 1994. From 1985 to 1991, Mr. Laskey was a principal or managing partner in various entrepreneurial investments and also acted as a volunteer officer for a not-for-profit social agency. From 1983 through 1985, Mr. Laskey was Executive Vice President of Dynamic Control Division of Baxter International and, from 1980 until its sale to Baxter International in 1983, was the Executive Vice President of Dynamic Control Corporation, a healthcare information systems company. Mr. Laskey has been a licensed certified public accountant since 1974 and is a member of the American and Florida Institutes of Certified Public Accountants.

     Thomas J. Martinson has been a Director of the Company since 1986. He also was the Company's Chairman of the Board from 1986 until 1996 and Secretary from 1986 until 1994. Mr. Martinson has been President of Martinson & Company, Ltd. of Wayzata, Minnesota, an investment banking firm, since 1985.


     Bret R. Maxwell has been a Director of the Company since May 1996. Mr. Maxwell is Co-Chief Executive Officer of First Analysis Corporation, a securities investment firm that he joined in 1982. Mr. Maxwell is also on the Board of Shopnow.com, as well as a director for numerous privately-held companies.




                                         4





     Daniel Raynor has been a Director of the Company since May 1996. He is a Managing Partner of The Argentum Group, a private venture capital investment firm, a position he has held since 1987. He also serves as a general partner of Argentum's affiliated investment partnerships. Mr. Raynor serves on the Board of Directors of NuCo2, Inc. and COMFORCE Corporation, both publicly-traded companies, and several privately-held companies. He received a B.S. in economics from The Wharton School, University of Pennsylvania.


              DYNAMIC HEALTHCARE TECHNOLOGIES, INC. BOARD OF DIRECTORS

     The business of the Company is managed under the direction of its Board. The Board of Directors meets periodically to review significant developments affecting the Company and to act on matters requiring its approval. The Board of Directors held eleven meetings during 1999. All members attended 75% or more of the meetings of the Company's Board of Directors except Mr. Guy Rabbat who did not attend either of the two meetings scheduled during his tenure in 1999.

     The Compensation and Incentive Stock Option Committee of the Company's Board of Directors currently consists of Daniel Raynor, Thomas J. Martinson and Bret R. Maxwell. Mr. Raynor is the Committee's chair. The Committee's primary responsibilities are to formulate and recommend to the Board of Directors the compensation package for the Company's President and Chief Executive Officer; to formulate and recommend to the Board of Directors the terms of the Company's Management Incentive Compensation Plan; to recommend approval of and administer any other employee compensation and incentive plans; and to periodically review and make recommendations on the Company's general salary administration plan. The Committee held four meetings during 1999, which were attended by all its members.

     The Audit Committee of the Company's Board of Directors currently consists
of Thomas J. Martinson, Jerry L. Carson and Bret R. Maxwell.   Mr. Maxwell is
the Committee's chair. The Audit Committee recommends to the Board of Directors the appointment of the firm selected to be independent auditors for the Company and monitors the performance of such firm; reviews and approves the scope of the annual audit and evaluates with independent auditors the Company's annual audit and annual financial statements; reviews the status of internal accounting controls with management; evaluates problem areas having a potential financial impact on the Company which may be brought to its attention by management, the independent auditors or the Board of Directors; and evaluates all public financial reporting documents of the Company. The Audit Committee held three meetings during 1999, which were attended by all of its members.

     The Company's Board of Directors appointed a Special Evaluation Committee in September 1999, consisting of Jerry L. Carson and Bret Maxwell. The purpose of the Committee was to hold strategic discussions with potential industry partners and to report back to the full Board of Directors. The Committee held three meetings during 1999, which were attended by all of its members.

     The Company's Board of Directors appointed a Selection Committee in October 1999, consisting of Jerry L. Carson (Chair), Thomas J. Martinson and Bret R. Maxwell, for the purpose of reviewing recommendations regarding the retention of an executive search firm. The Committee held three meetings during 1999, which were attended by all of its members.

     The Company's Board of Directors appointed a Special Committee in December 1999, consisting of Jerry L. Carson (Chair), Thomas J. Martinson, Bret R. Maxwell and Daniel Raynor, for the purpose of reviewing and reporting on matters concerning Mr. David M. Pomerance's separation from the Board of Directors. The Committee held two meetings during 1999, which were attended by all of its members.

     In March 1999, the Company's Board of Directors appointed a Nominating Committee consisting of David M. Pomerance (Chair), Thomas J. Martinson and Bret
R. Maxwell, for the purpose of recommending Board of Director nominees for the 1999 annual meeting. The Committee held one meeting in 1999, which was attended by all of its members.

     The Company's Board of Directors currently does not have a Nominating Committee. The functions customarily attributable to a Nominating Committee are performed by the Board of Directors as a whole. The Board of Directors will consider nominees recommended by security holders. For a security holder to recommend a nominee to the Board, the security holder must contact a member of the Board by mail in care of the Company and supply the following information:

     --  The security holder's name, address and phone number.
     -- The number of shares of the Company's Common Stock held by the security holder.
     -- The name, address, phone number and brief biography of the nominee recommended by the security holder.




                                         5




     -- A statement by the security holder as to why he or she believes the recommended nominee should be nominated to stand for election to the Company's Board of Directors.

     The Board of Directors will consider any nominee recommended by any security holder as long as such recommendation is received at least six months, but no longer than twelve months, prior to the next regularly scheduled annual meeting of shareholders.


                                EXECUTIVE OFFICERS

     The names, ages and positions of the Company's executive officers are:

     Name                     Age   Officer Position

     Jerry L. Carson          59    Chairman of the Board
     Mitchel J. Laskey        50	   President, Chief Executive Officer,
                                      Treasurer and Director
     Paul S. Glover           41    Vice President - Finance, Chief Financial
                                      Officer, and Secretary
     Steven J. Akerson        50    Vice President and General Manager,
                                      Laboratory and Imaging
     Michael A. Pomerance     34    Vice President and General Manager,
                                      Radiology
     Jonathan P. Fingado      31    Vice President and General Manager,
                                      Pathology

     See Nominees For Election To The Board Of Directors for Jerry L. Carson and Mitchel J. Laskey.


     Paul S. Glover has been Vice President - Finance and Chief Financial Officer of the Company since December 1994, Secretary since July 1996 and was Director of Financial Operations from August 1994 through December 1994. Mr. Glover was the Executive Vice President of Uniprompt Microsystems, Inc.
and President of its wholly owned subsidiary, Unisoft, Inc., from August 1990 through July 1994. Mr. Glover served as a Certified Public Accountant with the national firms of Main Hurdman and Company (now part of KPMG Peat Marwick LLP), and Deloitte, Haskins and Sells (now part of Deloitte & Touche LLP).

     Steven J. Akerson has been Vice President and General Manager of the Company's Laboratory and Imaging Group since September 1999. Since joining the Company in August 1994, Mr. Akerson has held a number of positions including Vice President of Clinical Products and Vice President of Corporate Operation. Mr. Akerson has been in the information systems business for 29 years, with the last 17 in healthcare.

     Michael A. Pomerance has been Vice President and General Manager of the Company's Radiology Business Unit since September 1999. Since joining the Company in 1994 Mr. Pomerance has held various positions principally in the sales and marketing departments. In September 1997, Mr. Pomerance was the Director of Sales for the Laboratory Products, and during 1999 he was the Sales Area Vice President for Laboratory and Imaging Systems.

     Jonathan P. Fingado has been Vice President and General Manager of the Company's Pathology Group since September 1999, having joined the Company in connection with the acquisition of Collaborative Medical Systems, Inc. (CoMed) in December of 1996. Mr. Fingado's tenure with CoMed began in 1991 and he held several positions in operations and development.





                                         6





            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of March 1, 2000, with respect to each class of the Company's equity securities beneficially owned by each director, director nominee, by each person known to the Company to beneficially own more than 5% of the Company's outstanding classes of voting stock (i.e. Common Stock), by executive officers, and by all officers and directors as a group.

		       	                      Series C Preferred Stock **

Name and Address                      Amount and Nature of          Percentage
of Beneficial Owner                   Beneficial Ownership           of Class

Riverside Partnership                       640,000                   64.00 %
233 South Wacker Dr., Suite 9500
Chicago, IL 60606

Argentum Capital Partners, LP               290,000                   29.00 %
405 Lexington Avenue, 54th Floor
New York, NY 10174

Bret R. Maxwell (1)                         640,000                   64.00 %
233 South Wacker Dr., Suite 9500
Chicago, IL 60606

Daniel Raynor (2)                           610,000                   61.00 %
c/o The Argentum Group
405 Lexington Avenue, 54th Floor
New York, NY 10174

Paul S. Glover                                2,500                     *
1312 Winter Springs Boulevard
Winter Springs, FL  32708

All Directors and Officers as a Group       937,500                   93.75 %
(4 Persons)


*  Less than 1%

** Series C Preferred Stock is non-voting unless dividends are in arrears for two calendar quarters. As of the established record date of April 25,2000 the Series C Preferred Stock is non-voting.

(1) By reason of Mr. Maxwell's status as the ultimate general partner of Riverside Partnership, amount includes 640,000 Series C Preferred Shares owned by Riverside Partnership.

(2) Includes indirect beneficial ownership of Argentum Capital Partners, LP ("ACP") 290,000 and 50% of Riverside Partnership's ("Riverside"), Series C Preferred Shares by reason of Mr. Raynor's status as controlling person of ACP and general partner of Riverside.





                                         7




                                                    Common Stock

Name and Address                        Amount and Nature of        Percentage
of Beneficial Owner                     Beneficial Ownership**       of Class


Riverside Partnership(1)                      2,542,200               12.91 %
233 South Wacker Dr., Suite 9500
Chicago, IL 60606

Walter Barandiaran (2)                        2,685,850               12.49 %
245 East 93rd Street, Apt. 26D
New York, NY 10128

Daniel Raynor (3)                             2,650,850               12.33 %
c/o The Argentum Group
405 Lexington Avenue, 54th Floor
New York, NY 10174

Bret R. Maxwell (4)                           2,595,600               12.11 %
233 South Wacker Dr., Suite 9500
Chicago, IL 60606

First Analysis Corporation (5)                2,542,200               11.87 %
233 South Wacker Dr., Suite 9500
Chicago, IL 60606

Oliver Nicklin (6)                            2,542,200               11.87 %
233 South Wacker Dr., Suite 9500
Chicago, IL 60606

State of Wisconsin                            1,550,000                8.22 %
Post Office Box 7842
Madison, WI  53707

Mitchel J. Laskey (7)                         1,371,855                7.02 %
2332 Alaqua Drive
Longwood, FL 32779

BancAmerica Robertson, Stephens & Co. (8)     1,271,100                6.31 %
405 Lexington Avenue, 54th Floor
New York, NY 10174

Schneur Z. Genack (9)                         1,271,100                6.31 %
405 Lexington Avenue, 54th Floor
New York, NY 10174

Argentum Environmental Corporation  (10)      1,271,100                6.31 %
405 Lexington Avenue, 54th Floor
New York, NY 10174

Argentum Capital Partners, LP(11)             1,155,750                6.01 %
405 Lexington Avenue, 54th Floor
New York, NY 10174





                                         8





Thomas J. Martinson (12)                        161,500                  *
140 Barry Avenue North
Wayzata, MN  55391

Jerry L. Carson (13)                             59,500                  *
Portofino Tower PH4003
300 South Pointe Drive
Miami Beach, FL  33139

Paul S. Glover (14)                              83,191                  *
1312 Winter Springs Boulevard
Winter Springs, FL  32708

All Directors and Officers as a Group
(13 Persons)                                  5,824,462               24.57 %


*   Less than 1%

** Shares not actually outstanding are deemed to be beneficially owned by an individual if such individual has the right to acquire the shares within 60 days.

(1) Includes 640,000 shares of Common Stock issuable upon conversion of the Series C Preferred Stock owned by Riverside Partnership, and 192,000 shares of Common Stock that Riverside Partnership may acquire upon the exercise of Common Stock purchase warrants.

(2) Includes 42,000 shares of Common Stock owned by Mr. Walter Barandiaran through his individual retirement account, and 42,000 shares of Common Stock held by an individual retirement account for the benefit of his spouse and controlled by Mr. Barandiaran pursuant to a power of attorney. Additionally, by reason of Mr. Barandiaran's status as controlling persons of Argentum Capital Partners, LP ("ACP"), The Argentum Group ("TAG"), and the general partner of Riverside Partnership (Riverside), the table includes indirect beneficial ownership by him of 1,155,750 shares of Common Stock owned by ACP, 1,271,100 shares (50%) of Common Stock owned by Riverside and 175,000 additional shares of Common Stock which may be acquired by TAG upon the exercise of Common Stock purchase warrants.

(3) Includes 27,500 shares of Common Stock that Mr. Daniel Raynor may acquire upon the exercise of Common Stock purchase warrants. Additionally, by reason of Mr. Raynor's status as controlling person of ACP, TAG and the general partner of Riverside Partnership (Riverside), the table includes indirect beneficial ownership by him of 1,155,750 shares owned by ACP, 1,271,100 shares (50%) of Common Stock owned by Riverside, and 175,000 additional shares which may be acquired by TAG upon the exercise of Common Stock purchase warrants.

(4) Includes 27,500 shares of Common Stock that Mr. Maxwell may acquire upon the exercise of Common Stock purchase warrants. Additionally, by reason of his status as the ultimate general partner of Riverside Partnership (Riverside), Mr. Bret R. Maxwell may be deemed to be the indirect beneficial owner of 2,542,200 shares of the Common Stock owned by Riverside.

(5) By reason of its status as an ultimate general partner of Riverside Partnership (Riverside), First Analysis Corporation ("FAC") may be deemed to be the indirect beneficial owner of 2,542,200 shares of the Company's Common Stock owned by Riverside.

(6) By reason of Mr. Oliver Nicklin's status as the majority stockholder of FAC, the ultimate general partner of Riverside Partnership (Riverside), includes 2,542,200 shares of Common Stock of Riverside attributed to Mr. Nicklin as the indirect beneficial owner.

(7) Includes 670,500 shares of Common Stock that Mr. Mitchel J. Laskey may acquire upon the exercise of Common Stock purchase warrants.




                                         9




(8) By reason of BancAmerica Robertson, Stephens & Company's status as ultimate general partner of Riverside Partnership (Riverside), includes 1,271,100 shares (50%) of Common Stock owned by Riverside attributed to BancAmerica Robertson, Stephens & Co. as the indirect beneficial owner.

(9) By reason of Schneur Z. Genack's status as ultimate general partner of Riverside Partnership (Riverside), includes 1,271,100 shares (50%) of Common Stock owned by Riverside attributed to Schneur Z. Genack as the indirect beneficial owner.

(10) By reason of Argentum Environmental Corporation's status as ultimate general partner of Riverside Partnership (Riverside), includes 1,271,100 shares (50%) of Common Stock owned by Riverside attributed to Argentum Environmental Corporation as the indirect beneficial owner.

(11) Includes 290,000 shares of Common Stock issuable upon conversion of the Series C Preferred Stock owned by Argentum Capital Partners, LP, and 87,000 shares on Common Stock that Argentum Capital Partners, LP may acquire upon the exercise of Common Stock purchase warrants.

(12) Includes 10,000 shares held by Ms. Joan Martinson. Thomas and Joan Martinson are husband and wife. Also includes 29,000 shares of Common Stock that Mr. Thomas J. Martinson may acquire upon exercise of Common Stock purchase warrants.

(13) Includes 7,000 shares of Common Stock that Mr. Jerry L. Carson may acquire upon the exercise Common Stock purchase warrants.

(14) Includes 1,746 shares held by Ms. Gail Glover. Paul and Gail Glover are husband and wife. Also includes 62,250 shares of Common Stock that Mr. Paul Glover may acquire upon the exercise of Common Stock purchase warrants, and 2,500 shares of Common Stock issuable upon conversion of the Series C Preferred Stock owned by Mr. Glover.






                                         10




                              EXECUTIVE COMPENSATION

Report of Compensation Committee

     The Compensation Committee is charged with the formulation and oversight of the Company's general compensation policies and plans, including those for its executive officers. The Committee consists of Daniel Raynor, its chair, Thomas
J. Martinson and Bret R. Maxwell, all of whom are independent members of the Company's Board of Directors.

     The Company's general compensation policies are designed to attract and retain exceptional employees at all levels of the organization. Specific policies exist for members of the Company's sales organization to incent those people to increase the Company's operating revenues. Additional policies for certain of the Company's executives and other key employees focus those employees' energies on the Company's long-term strategies for growth, profitability and enhancement of shareholder value. The principal elements of these policies are:

           Base Salary: Base salaries are set for all employees through the use of a compensation matrix which identifies ranges of salaries for each job level as well as performance standards within each level. The matrix is adjusted annually for changes in the Consumer Price Index, and is designed to provide employees receiving positive performance reviews with a base salary approximating the 75th percentile among salaries for similar positions within the Company's peer group. The Committee annually reviews the salaries of executives in relation to this matrix and in conjunction with the executives' performance reviews and with the salaries suggested by the President and CEO.

          Sales Commissions: The Company provides direct sales representatives and sales management personnel with commissions in addition to their base salary. The commissions are paid on the achievement of certain sales goals under the Company's Sales Policy and Commission Plans which are administered by the President and CEO, and the product line Vice President and General Managers.

          Management Incentive Compensation: Executive officers and managers of the Company are eligible to receive cash incentives under the Company's Management Incentive Compensation (MIC) Plan which is administered by the President and CEO under the direction of the Compensation Committee. Awards under this Plan may be recommended annually by the President and CEO, and require the approval of the Compensation Committee.

          Incentive Stock Option Plan: As additional incentive for the Company's executives and other key employees to build shareholder value, stock options have been awarded under the Company's 1983 and 1993 Incentive Stock Option Plans. Under provisions of the Internal Revenue Code, options granted under these Plans are considered "Incentive Stock Options." The Compensation Committee functions as the Company's Incentive Stock Option Committee and is responsible for approving all awards under these Plans. Grants of options under the 1983 Plan are no longer allowed as that Plan has expired. Grants under the 1993 Plan, which was approved by the shareholders in 1993, are permitted until 2003.

          Director and Management Stock Warrant and Option Plan: In order to attract and incent directors and key managers of the Company, options and warrants for the Company's Common Stock may be granted under the Company's Director and Management Stock Warrant and Option Plan which was approved by the shareholders in 1993. Grants under this Plan are made under the direction of the Compensation Committee and are "non-qualified" as that term is defined in the Internal Revenue Code.

          Employee Stock Purchase Plan: The Company adopted the Employee Stock Purchase Plan in 1993 for the purpose of encouraging full time employees to become shareholders in the Company. Employees pay for their shares through voluntary payroll deductions. This Plan qualifies for favorable tax treatment to employees under Section 421 and 423 of the Internal Revenue Code.

          401(k) Plan: The Company's 401(k) Plan authorizes the Board of Directors to establish periodic employer matching contributions to the accounts of employees making qualifying elective deferrals. During 1999, the 401(k) Plan employer match was established by the Company's Board of Directors at 30% of qualifying employee contributions. Also during 1999, the Company's Board of Directors recommended and shareholders approved payment of this match in common stock of the Company.

                         Dynamic Healthcare Technologies, Inc. Compensation and
                             Stock Option Plan Committee
                         Daniel Raynor, Chairman
                         Thomas J. Martinson
                         Bret R. Maxwell





                                        11




Summary Compensation Table

     The following table is a summary of the annual, long term, and other compensation of the Company's Chief Executive Officer and the Company's six most highly compensated executives other than the Chief Executive Officer during 1999.





                                              Long-Term Compensation
               Annual Compensation             Awards      Payouts
                                              Securities
                                Other Annual  Underlying     LTIP    All Other
Name and Principal  Salary Bonus Compensation  Options/SARs Payouts Compensation

                                                                      <c
Position   Year      ($) ($)(6)      ($)          (#)       ($)(4)     ($)(2)

Jerry L. Carson
           1999     ---    ---     $1,215(1)       ---         ---        ---
Chairman of the Board

Mitchel J. Laskey
           1999 $300,000 $100,000 $67,900(1)       ---         ---     $3,000
Director, President
and CEO    1998 $300,000     ---  $15,000(1)    497,500(3)     ---     $3,000
           1997 $275,000 $ 50,000 $15,000(1)     50,000(3)  $ 29,169   $2,850

Paul S. Glover
           1999 $154,687 $ 85,000 $22,176(1)     75,000(5)     ---     $3,000
VP Finance,1998 $150,000    ---      ---         95,000(5)     ---     $3,000
Secretary, 1997 $135,000 $ 25,000    ---         20,000(5)     ---        ---
and CFO

Steven J. Akerson
           1999 $133,125 $ 40,000    ---         45,000(5)     ---     $3,000
VP and General
Manager-   1998 $123,433 $ 10,000    ---         20,000(5)     ---     $3,000
Laboratory and
Imaging    1997 $108,750     ---     ---         15,000(5)     ---     $2,850

Michael Pomerance
           1999 $102,500 $ 16,500 $97,720(10)    28,500(5)     ---     $  615
VP and General
Manager-Radiology

Jonathan P. Fingado
           1999 $ 59,885(7)$13,500    ---        25,000(5)     ---     $9,041(8)
VP and General
Manager-Pathology

Scott E. Waldrop
           1999 $152,000      ---  $218,662(9)   25,000(5)     ---       ---
Sr. Vice President
and        1998 $192,435      ---     ---       150,000(5)     ---     $1,980(8)
COO (9)

Michael L. Carlay
           1999 $101,889      ---  $218,805(9)   15,000(5)     ---     $2,412
Senior VP Sales
and        1998 $151,109      ---  $ 59,432(10) 150,000(5)     ---     $3,000
Marketing(9)1997$ 91,604   $ 7,500    ---       150,000(5)     ---     $  563


(1) Includes amounts paid as car allowance, club dues, travel related payments and other compensation.
(2) Includes Company contributions to the individual employees 401(k) Retirement Plan.
(3)  Options awarded pursuant to employment agreements.
(4) Represents amounts paid under a deferred compensation agreement with Mitchel J. Laskey assumed in connection with the acquisition of Dynamic Technical Resources, Inc. Final payments under this agreement were made during 1997.
(5) Options awarded under the Company's Incentive Stock Option Plan.
(6) Includes management incentive compensation bonuses.
(7) Represents compensation paid Mr. Fingado during 1999 following employment on August 11, 1999.
(8) Includes taxable moving expense reimbursements.
(9) The Company's Board of Directors accepted the resignations of Mr. Waldrop and Mr. Carlay, effective September 30, 1999. Other annual compensation includes severance and Sales Commission Plan compensation paid.
(10)Compensation paid under Company's Sales Commission Plan.







                                        12





                             OPTION GRANTS DURING 1999

     The following table sets forth information relative to employment stock options granted to the named officers during 1999. The Company has not granted any stock appreciation rights.

                                                           Potential Realizable
                                                             Value at Assumed
                                                           Annual Rates of Stock
                                                            Price Appreciation
                                     Individual Grant         for Option Term
                   Number of  Percent of
                   Securities all Options
                   Underlying  Granted to Exercise
                    Options   Employees   Price Per Expiration Grant Date
    Name            Granted    in 1999  Share  Date   Market Price 5%($) 10%($)


Paul S. Glover        25,000(1)  4.6% $1.0000 1/08/09 $1.0000 $15,722 $ 39,844
                      50,000(1)  9.2% $1.5600 9/02/09 $1.5600 $49,054 $124,312
Steven J. Akerson     10,000(1)  1.8% $1.0000 1/08/09 $1.0000 $ 6,289 $ 15,937
                      10,000(1)  1.8% $2.2035 6/16/09 $1.5600 $13,858 $ 35,118
                      25,000(1)  4.6% $1.5600 9/02/09 $1.5600 $24,527 $ 62,156
Michael A. Pomerance   3,000(1)  0.6% $1.0000 1/08/09 $1.0000 $ 1,887 $  4,781
                         500(1)  0.1% $1.1410 2/16/09 $1.1410 $   359 $    909
                      25,000(1)  4.6% $1.5600 9/02/09 $1.5600 $24,527 $ 62,156
Jonathan P. Fingado   25,000(1)  4.6% $1.5600 9/02/09 $1.5600 $24,527 $ 62,156

Scott E. Waldrop      25,000(1)  4.6% $1.0000 1/08/09 $1.0000 $15,722 $ 39,844
Michael L. Carlay     15,000(1)  2.7% $1.0000 1/08/09 $1.0000 $ 9,433 $ 23,906

(1)  Options awarded under the Company's Incentive Stock Option Plan.


                AGGREGATED OPTION EXERCISES DURING 1999 FISCAL YEAR AND
                                  YEAR END OPTION VALUES

     The following table sets forth information relative to stock options exercised by the Named Officers during 1999 and values of stock options held by those officers that were outstanding at year end:


                                 Number of Number of
                                Securities Securities   Value of      Value of
                               Underlying Underlying   Unexercised  Unexercised
                    Number of  Unexercised Unexercised In-The-Money In-The-Money
                     Shares          Options at Options at Options at Options at
                   Acquired on  Dollar Value Year-End Year-End Year-End Year-End
     Name       ExerciseRealizedExercisableUnexercisableExercisableUnexercisable

Jerry L. Carson       12,000     7,025     7,000    6,000      250      500
Mitchel J. Laskey    100,000    67,200   571,000  199,000  116,875       --
Paul S. Glover          --        --      52,250  132,000    5,219   23,657
Steven J. Akerson       --        --      41,000   61,500    3,438   10,063
Michael A. Pomerance    --        --       7,550   30,450      382    5,580
Jonathan P. Fingado     --        --         --    25,000      --     3,188
Michael L. Carlay       --        --       7,500     --        --       --
Scott Waldrop         25,000    11,725     3,750     --        --       --





                                         13





                       MANAGEMENT INCENTIVE COMPENSATION PLAN

     The Company has a Management Incentive Compensation ("MIC") Plan that is administered by the President and CEO under the direction of the Compensation and Incentive Stock Option Committee of the Board of Directors. Cash distributions may be made annually based on the Company's overall financial performance, the individual employee's performance against pre-determined
objectives, and discretionary amounts determined by the Committee.   Company
executives, directors and managers, receive distributions from the pool which are determined by the Compensation and Incentive Stock Option Plan Committee based on recommendations from the Company's President and CEO. There was $382,133 of MIC Plan benefits earned by employees participating in the Plan during 1999.


                                  EMPLOYMENT CONTRACTS

     In August, 1999, the Company entered into an Employment Agreement with Paul
S. Glover to serve as Vice President of Finance, and Chief Financial Officer. The term of the agreement extends through December 31, 2000 and provides for a current base salary of $175,000 per annum, which is subject to annual review by the Board of Directors and increases based on the Consumer Price Index. The agreement contains a covenant not to compete for a period of 18 months after termination. The severance arrangement included in the agreement provides that upon the occurrence of a triggering event as defined in the agreement (including a change in control), Mr. Glover is entitled to receive a lump-sum payment equal to compensation for one year including annual bonus and employee benefits for one year, plus the immediate vesting of all of his then outstanding stock options, warrants and stock appreciation rights, if any, and the covenant not to compete is reduced to six months.

     Effective January 1, 2000, the Company entered into a two (2) year employment agreement with Mitchel J. Laskey, President and CEO. The employment agreement establishes a 2000 Compensation Plan (the "2000 Plan") effective for the 2000 calendar year and provides Mr. Laskey an annual salary of $300,000.
The 2000 Plan provides for Target Bonuses and contains a covenant not to compete for a period of 6 months after termination. The aggregate Target Bonus for 2000 is $100,000, payable $25,000 for each quarter, and will be earned by Mr. Laskey based on quarterly achievements in pretax operating income. In addition, Mr. Laskey is entitled to a Special Bonus of up to $100,000 as determined by the Board of Directors upon the closing of a significant strategic transaction involving an investment in or a new distribution channel for the Company. Upon a change of control, Mr. Laskey is entitled to receive a lump-sum payment equal to compensation for one year, including employee benefits for one year, plus the immediate vesting of all of his then outstanding stock options, warrants and stock appreciation rights, if any, and the Special Bonus.


                                OTHER COMPENSATION PLANS

1983 Incentive Stock Option Plan

     The Company had an Incentive Stock Option Plan which expired March 1993 ("1983 Plan"). The 1983 Plan allowed the Company, at its discretion, as determined by a three member Stock Option Plan Committee appointed from the members of the Board of Directors who were not eligible to participate in the 1983 Plan, to grant incentive stock options to employees determined by the Committee, for the purchase of Common Stock of the Company.

     Under the 1983 Plan as of March 31, 2000, there were unexpired options outstanding and unexercised for an aggregate of 1,500 shares of Common Stock. As of March 31, 2000, the market value for the shares underlying these unexercised options was approximately $3,094. The total proceeds the Company would realize upon the exercise of all 1983 Plan options outstanding at March 31, 2000, was $2,580. Options may be exercised for periods up to ten years from date of grant or, in the case of holders of 10% or more of the Company's Common Stock, five years from date of grant. The expiration of the 1983 Plan does not effect the right of the holders to exercise unexpired options under the Plan. The exercise price of the options granted under the Plan may not be less than 100% of the fair market value of the Company's Common Stock on the grant date or, in the case of holders of 10% or more of the Company's Common Stock, 110% of the fair market value of the Company's Common Stock at grant date. Options may be exercised to acquire 40% of the shares subject to the option after one year, 30% of the shares subject to the option after two years and 30% of the shares subject to the option vesting after three years.





                                         14




1993 Incentive Stock Option Plan

     The Company adopted an Incentive Stock Option Plan in 1993 ("1993 Plan") which is similar to the 1983 Plan. The 1993 Plan is managed by the Compensation Committee appointed from members of the Board of Directors, who are not eligible to participate in the 1993 Plan. As of March 31, 2000, under the 1993 Plan, there were unexpired options outstanding and unexercised for shares an aggregate of 1,287,124 shares of Common Stock. As of March 31, 2000, the market value for the shares underlying these unexercised options was approximately $2,655,000. The total proceeds the Company would realize upon the exercise of all 1993 Plan options outstanding at March 31, 2000, was approximately $2,923,000. The terms and vesting schedule of options granted under both the 1983 Plan and 1993 Plan are the same.

     Options granted under both the 1983 Plan and the 1993 Plan are "Incentive Stock Options" pursuant to Section 422A of the Internal Revenue Code. Employees do not recognize income at the time of the grant or exercise of an option. Employees will recognize capital gain or loss, as the case may be, at the time of the subsequent sale of the Common Stock issued upon the exercise of the option. The Company will not recognize income at either the time of the option grant or at the time of the exercise.

     All full-time permanent Company employees are eligible to participate under both Plans. Options may be exercised by payment of cash to the Company.

Director and Management Stock Warrant and Option Plan

     The Company adopted the Director and Management Stock Warrant and Option Plan ("D & M Plan") in 1993 for the issuance of stock purchase warrants and stock options to directors, officers and key management employees of the Company. Grants under the D & M Plan are made under the direction of the Company's Compensation Committee. The purpose of the D & M Plan is to attract and retain talented directors, officers and key management employees of the Company.

     The Company has reserved 650,000 shares of its Common Stock for issuance upon the exercise of warrants and options granted under the D & M Plan. As of March 31, 2000, there were unexpired D & M Plan warrants and options outstanding and unexercised for shares totaling 229,500. The market value for shares underlying these warrants and options was approximately $474,000 as of March 31, 2000. The total proceeds the Company would receive upon the exercise of these warrants and options outstanding at March 31, 2000 were approximately $947,000. Under the D & M Plan, warrants to directors are to be issued with an exercise price equal to the average of the closing bid and ask prices of the Company's Common Stock on the date of issuance. Options to employees and officers are to be issued with an exercise price of no less than 85% of the fair market value of the Company's Common Stock on the date of issuance.

     The D & M Plan does not qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. As such, warrant holders and optionees will not realize income at the time of the warrant or option grant. They will recognize ordinary compensation income at the time of the exercise of the warrant or option to the extent of the difference of the exercise price and the fair market value of the underlying Common Stock at the time of exercise. Warrant holders and optionees will recognize either a capital gain or capital loss at the time of the eventual sale of the Common Stock received on exercise, computed as the difference between the sale price of the Common Stock and its fair market value on the exercise date.

Employee Stock Purchase Plan

     The Company adopted the Employee Stock Purchase Plan in 1993 for the purpose of encouraging full-time employees to become shareholders in the Company. The Company has reserved 600,000 shares of its Common Stock for issuance pursuant to purchases under this Plan. Under this Plan as of March 31, 2000, 335,423 shares have been issued generating proceeds to the Company of $560,723.

     The price for stock purchased under this Plan will be the lesser of 85% of the average bid and ask prices of the Company's Common Stock at the beginning of and at the end of each six month purchase period. Employees pay for the shares through payroll deductions. This Plan qualifies for favorable tax treatment to employees under Sections 421 and 423 of the Internal Revenue Code.





                                         15





                             COMPENSATION OF DIRECTORS

     Under a policy established by the Company's Board of Directors, "outside directors" are compensated at the rate of $500 plus expenses for each Board meeting attended in person.

     Outside directors also receive a five-year warrant for 25,500 shares of the Company's Common Stock. The warrant is issued on the date of their first election to the Board of Directors and the exercise price is equal to the average of the closing bid and ask prices of the Company's Common
Stock on the date of issuance. Prior to June 14, 1995 these warrants vested one-third upon issuance and one-third upon each of the first and second anniversaries of the warrant. After June 13, 1995 these warrants were issued to vest 40% upon issuance and 20% on each anniversary date for three subsequent years. In addition, annual warrants are issued to certain outside directors starting at the beginning of that director's third consecutive term in office as an outside director of the Company. Each annual warrant is for 5,000 shares of the Company's Common Stock, has a five year term and an exercise price equal to the average of the closing bid and ask prices of the Company's Common Stock on the date of issuance. Prior to June 14, 1995 these warrants vested fully upon issuance. After June 13, 1995 these warrants were issued to vest 40% upon issuance and 20% on each anniversary date for three subsequent years. With certain exceptions, all outside director warrants expire upon the termination of that director's service to the Company as a director.

     Mr. Pomerance, the Company's former Chairman of the Board, received $17,250 for such services during 1999. In addition, Mr. David Pomerance is president of MMRI, Inc., which performed financial consulting and advisory
services to the Company.   During the year ended December 31, 1999 the
Company paid $46,500 to MMRI, Inc. for such services.

     Mr. Carson, the Company's current Chairman of the Board, is under a contract for 2000 to receive $2,500 per month while serving in this capacity.

     No director receives any additional compensation for services to the Company as a member of any committee of the Board of Directors.



                     REPORTS BY INSIDERS UNDER SECTION 16

     The following is a listing of the Company's directors, officers or beneficial owners of more than 10% of the Company's Common Stock ("reporting persons") who failed to file on a timely basis reports required under Section 16(a) of the Exchange Act during fiscal year 1999:


                                                   Number of
                  Relationship to    Number of    Transactions      Number of
Name of Insider  the Registrant    Late Reports   Reported Late  Forms Not Filed

                     <s)
Scott Waldrop        Officer              2             3                0


The Company is not aware of any other late or incorrect filing.





                                        16




                                  STOCK PERFORMANCE

     The following chart compares the cumulative total shareholder return on the Company's Common Stock based on the closing bid price of the Company's Common Stock for the last five years ("Company Index"), with the cumulative total returns for the Center for Research and Security Prices ("CRSP") total return index for the NASDAQ Stockmarket-U.S. Companies Index ("Market Index") and the CRSP NASDAQ Computer and Data Processing Services Stocks Index ("Peer Group") over the same period. The comparison assumes $100 invested in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. The stock price performance shown on the chart is not necessarily indicative of future performance.













                                    [GRAPH]
















                                         17





PROPOSAL NUMBER TWO (2) - CERTIFIED INDEPENDENT ACCOUNTANTS

     An affirmative vote of at least a majority of the votes cast on this proposal are required for approval. The Board of Directors is recommending to the Company shareholders a vote "For" Proposal Number Two (2) to engage BDO Seidman, LLP as independent public accountants for the Company for the fiscal year ending December 31, 2000.

PROPOSAL NUMBER THREE (3) - INCENTIVE STOCK OPTION PLAN

     The Company adopted an Incentive Stock Option Plan in 1983 (the "1983 Plan"), for key employees whereby 400,000 shares of common stock were reserved for issuance thereunder. The Company currently has a 1993 Incentive Stock Option Plan ("1993 Plan") , previously approved by shareholders, whereby 1,500,000 shares of common stock were reserved for issuance. Upon adoption of the 1993 Plan no new options were to be granted under the 1983 Plan, although options then outstanding continued to be exercisable subject to the terms of the 1983 Plan. The following summarizes activity under the 1983 and 1993 Plans as of March 1, 2000:

                                         1983 Plan             1993 Plan

            Shares Authorized             400,000              1,500,000
            Options Exercised            (118,240)              (136,330)
            Terminated Shares            (278,760)                     0
            Options Outstanding            (3,000)            (1,132,244)
            Issuable Options                    0                231,426


     Proposal Number Three (3) - Incentive Stock Option Plan, proposes to authorize an amendment to the 1993 Plan effectively creating a new 2000 Incentive Stock Option Plan ("2000 Plan"), and to increase the shares of common stock reserved for issuance by 1,000,000 shares. All other terms and provisions of the 1993 Plan would remain the same except:

      * Outstanding 1993 Plan options would be governed by the 2000 Plan.
      * Remaining issuable options under the 1993 Plan would be issuable by the 2000 Plan.
      * The exercise restriction limiting the market value of shares issuable during any calendar year to $100,000 would be amended to provide that the market value of shares exercisable for the first time by any employee during any calendar year may not exceed $100,000 to be in compliance with Internal Revenue Service qualifications.

     The Board of Directors believes this proposal to increase the total issuable shares under the 2000 Plan to 2,500,000 from 1,500,000 and to amend plan features as set forth above is needed to replace the expiring 1983 Plan, to encourage full time employees, including officers, to become shareholders of the Company, thereby providing incentive to remain in the Company's employ, to improve operations, to increase profits, to provide a transition to the 1993 Plan and to contribute to the Company's success. Additionally, the Board of Directors is recommending to the Company's shareholders a vote "FOR" Proposal Number Three (3) adopting amendment to the 1993 Incentive Stock Option Plan effectively creating a new 2000 Plan, and to increase the total issuable shares pursuant to the new 2000 Plan to a total of 2,500,000. It will require the affirmative vote of a majority of the shares represented at the meeting to adopt the amendment to the 1993 Plan and create a new 2000 Plan as set forth by Proposal Number Three (3).

PROPOSAL NUMBER FOUR (4) - MATCHING CONTRIBUTIONS TO THE 401(K) PLAN

     The Company maintains a 401(k) plan (the "Plan") for the benefit of its employees. The Plan document provides the Board of Directors with authorization to determine the amount and form of annual employer matching contributions to the Plan, if any. For 2000, the Company's Board of Directors authorized the Company to make monthly matching contributions to the 401(k) Plan at the rate of 30% of employee deferral amounts and to fund the employer matching contributions to the Plan using common stock of the Company. Company matching contributions were $420,487, $349,454 and $304,998 in 1997, 1998 and 1999, respectively. In 1998, shareholders approved funding the employer matching contributions to the Plan using Common Stock of the company, and authorized 500,000 shares of Common Stock of the Company for this purpose. As of March 1, 2000, 419,459 shares were issued to fund the Plan.

     The Board proposes to reserve an additional 200,000 shares of Common Stock for distribution to employees under matching contributions to the Company's 401(k) Plan instead of cash. It is intended that the Employer match contributions will continue to be funded monthly in Common Stock of the Company based on the months daily average high and low sales prices reported by the NASDAQ for the month.





                                        18





     The Board of Directors believes that providing the Plan matching contribution in the form of Company Common Stock is needed to encourage employees, including Officers, to become shareholders of the Company, thereby providing incentive to remain in the Company's employ, and further the objectives of the Company to improve operations, to increase profits and to contribute to the Company's success. In addition, it will reduce the Company's cash commitments. An affirmative vote of at least a majority of the votes cast on this proposal is required for approval. The Board of Directors recommends a vote "FOR" Proposal Number Four (4) to reserving an additional 200,000 shares of Common Stock for distribution to employees under the 401(k) Plan employer matching contributions.


                                     OTHER MATTERS

     The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the persons named in the accompanying form of Proxy will vote, in their discretion, the shares they represent.


                                 STOCKHOLDER PROPOSALS

     Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2001 Annual Meeting if they are received by the Company before the close of business on December 31, 2000.


                                                         THE BOARD OF DIRECTORS

Dated:  April __, 2000





                                         19




                      DYNAMIC HEALTHCARE TECHNOLOGIES, INC.
           This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints MITCHEL J. LASKEY and JERRY L. CARSON, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Dynamic Healthcare Technologies, Inc. held by record by the undersigned on April __, 2000, at the annual meeting of shareholders to be held on June 8, 2000, or any adjournment thereof.


1.     ELECTION OF DIRECTORS
       ____ FOR all nominees listed below             ____ WITHHOLD AUTHORITY
       (except as marked to the contrary below)	      to vote for all nominees
                                                      listed below

       INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

       JERRY L. CARSON; MITCHEL J. LASKEY; THOMAS J. MARTINSON; BRET R. MAXWELL; DANIEL RAYNOR

	_________________________________________________________________________

2. To vote on the proposal of the Board of Directors that BDO Seidman, LLP, independent public accountants, be engaged as auditors for the Company for the fiscal year ending December 31, 2000.

      ____FOR                     ____AGAINST                      ____ABSTAIN

3. To vote on the proposal of the Board of Directors to amend the terms of the 1993 Incentive Stock Option Plan, creating a new 2000 Incentive Stock Option Plan and increasing the shares issuable pursuant to the new plan by 1,000,000 shares.

      ____FOR                     ____AGAINST                      ____ABSTAIN

4. To vote on the proposal of the Board of Directors to increase the authorized common shares available to fulfill the employer matching contribution to the employee 401K plan by 200,000 shares.

      ____FOR                     ____AGAINST                      ____ABSTAIN

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


     This proxy when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted for Proposals 1 - 4.


     The undersigned hereby revokes any proxies heretofore given by him and confirms all that the Proxies may lawfully do by virtue hereof.


Dated: April __, 2000                    _________________________________
                                             Signature of Shareholder


PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY.   Please sign name exactly as shown
IF YOUR ADDRESS OR ZIP CODE IS INCORRECT,      hereon.  Executors,
PLEASE CORRECT THE SAME BEFORE RETURNING.      Administrators, Trustees, etc.
                                               should give titles as such.
                                               If Shareholder is a corporation,
                                               sign full corporate name by duly
                                               authorized officer.





                                         20